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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-1A of each of our four reports each dated December 20, 2004, relating to the financial statements and financial highlights of AIM Developing Markets Fund, AIM Trimark Endeavor Fund, AIM Trimark Fund and AIM Trimark Small Company Fund (four of the portfolios constituting AIM Investment Funds), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Examples of persons to whom AIM provides non-public portfolio holdings on an ongoing basis" in such Registration Statement.






Houston, Texas
August 24, 2005